UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Reidy, Richard D.
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/30/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Product Development
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |04/20/|M   | |2,422             |A  |$5.4167    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/20/|S   | |2,422             |D  |$20.0000   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/20/|M   | |937               |A  |$4.7084    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/20/|S   | |937               |D  |$20.0000   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/20/|M   | |2,813             |A  |$4.7084    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/20/|S   | |2,813             |D  |$20.0000   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/25/|M   | |8,300             |A  |$5.4167    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/25/|S   | |8,300             |D  |$20.0000   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/26/|M   | |10,008            |A  |$5.4167    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/26/|S   | |10,008            |D  |$20.3500   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/26/|M   | |692               |A  |$5.6667    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/26/|S   | |692               |D  |$20.3500   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/26/|M   | |1,400             |A  |$7.2084    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/26/|S   | |1,400             |D  |$20.3500   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/28/|M   | |6,700             |A  |$7.2084    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |04/28/|S   | |6,700             |D  |$20.0000   |2,591 (1)          |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$12.8125|01/21|J (2|V|4,000 (2)  |A  |3/01/|2/10/|Common Stock|4,000 (|       |8,000 (4)   |D  |            |
ion                   | (2)    |/00  |)   | |           |   |99 (3|09   |            |2)     |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$12.8125|01/21|J (2|V|40,000 (2) |A  |3/01/|2/10/|Common Stock|40,000 |       |80,000 (6)  |D  |            |
ion                   | (2)    |/00  |)   | |           |   |99 (5|09   |            |(2)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$10.4688|01/21|J (2|V|11,000 (2) |A  |3/01/|5/17/|Common Stock|11,000 |       |22,000 (8)  |D  |            |
ion                   | (2)    |/00  |)   | |           |   |99 (7|09   |            |(2)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$10.4688|01/21|J (2|V|15,000 (2) |A  |3/01/|5/17/|Common Stock|15,000 |       |30,000 (10) |D  |            |
ion                   | (2)    |/00  |)   | |           |   |00 (9|09   |            |(2)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Incentive Stock Option|$19.2500|02/18|A   |V|17,700     |A  |3/01/|2/18/|Common Stock|17,700 |       |17,700 (12) |D  |            |
                      |        |/00  |    | |           |   |00 (1|10   |            |       |       |            |   |            |
                      |        |     |    | |           |   |1)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$19.2500|02/18|A   |V|7,300      |A  |3/01/|2/18/|Common Stock|7,300  |       |7,300 (14)  |D  |            |
ion                   |        |/00  |    | |           |   |00 (1|10   |            |       |       |            |   |            |
                      |        |     |    | |           |   |3)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$5.4167 |04/20|M (2| |2,422      |D  |8/01/|7/24/|Common Stock|2,422 (|       |96,102 (16) |D  |            |
ion                   |        |/00  |)   | |           |   |97 (1|07   |            |2)     |       |            |   |            |
                      |        |     |    | |           |   |5)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$4.7084 |04/20|M (2| |937        |D  |3/01/|3/03/|Common Stock|937 (2)|       |4,125 (16)  |D  |            |
ion                   |        |/00  |)   | |           |   |97 (1|07   |            |       |       |            |   |            |
                      |        |     |    | |           |   |7)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Incentive Stock Option|$4.7084 |04/20|M (2| |2,813      |D  |3/01/|3/03/|Common Stock|2,813 (|       |12,375 (16) |D  |            |
                      |        |/00  |)   | |           |   |97 (1|07   |            |2)     |       |            |   |            |
                      |        |     |    | |           |   |7)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$5.4167 |04/25|M (2| |8,300      |D  |8/01/|7/24/|Common Stock|8,300 (|       |96,102 (16) |D  |            |
ion                   |        |/00  |)   | |           |   |97 (1|07   |            |2)     |       |            |   |            |
                      |        |     |    | |           |   |8)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$5.4167 |04/26|M (2| |10,008     |D  |8/01/|7/24/|Common Stock|10,008 |       |96,102 (16) |D  |            |
ion                   |        |/00  |)   | |           |   |97 (1|07   |            |(2)    |       |            |   |            |
                      |        |     |    | |           |   |8)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$7.2084 |04/26|M (2| |1,400      |D  |3/01/|2/03/|Common Stock|1,400 (|       |105,900 (20)|D  |            |
ion                   |        |/00  |)   | |           |   |98 (1|08   |            |2)     |       |            |   |            |
                      |        |     |    | |           |   |9)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$5.6667 |04/26|M (2| |692        |D  |8/01/|7/24/|Common Stock|692 (2)|       |276 (16)    |D  |            |
ion                   |        |/00  |)   | |           |   |95 (2|05   |            |       |       |            |   |            |
                      |        |     |    | |           |   |1)   |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$7.2084 |04/28|M (2| |6,700      |D  |3/01/|2/03/|Common Stock|6,700 (|       |105,900 (20)|D  |            |
ion                   |        |/00  |)   | |           |   |98 (1|08   |            |2)     |       |            |   |            |
                      |        |     |    | |           |   |9)   |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) On December 17, 1999, the Company declared a 2-for-1 stock split effected in the form of a stock dividend payable to holders of record of common stock on January 7, 2000. On the payment date, January 21, 2000, each holder of the common stock of the Company received one additional share of common stock of the Company for every share held. Table 1 reflects an adjustment to the number of shares of common stock held by the reporting
person as a result of the stock split.      (2) On the payment date of January
21, 2000, pursuant to the anti-dilution provisions in the Company's stock option plans, each option granted by the Company prior to January 7, 2000, was adjusted to reflect the stock split effected in the form of a stock dividend. Each of the options reported herein were previously reported. The adjustments in Table II involve the price of each option, the number of shares underlying such options, and the number of derivative securities
beneficially owned at the end of month.        (3) The options vest in equal
monthly increments over a 120 months period commencing March 1, 1999.   (4) On
4/30/2000, options to purchase 930 shares were vested.      (5)
The options vest in equal monthly increments over a 60 month period commencing March 1, 1999. (6) On 4/30/2000, options to purchase 18,667
shares were vested.    (7) The options vest in equal monthly increments over a
120 months period commencing March 1, 1999.   (8) On 4/30/2000,
options to purchase 2,047 shares were vested.      (9 ) The options vest in
equal monthly increments over a 60 month period commencing March 1,
2000.    (10) On 4/30/2000, options to purchase 1,000  shares were vested.
(11) The options vest in equal monthly increments over a 60 month period commencing March 1, 2000.  (12) On 4/30/2000, options to purchase 590
shares were vested.       (13) The options vest in equal monthly
increments over a 60 month period commencing March 1, 2000.       (14) On
4/30/2000, options to purchase 243 shares were vested.       (15)  The
options vest in equal monthly increments over a 60 month period commencing
August 1, 1997.       (16) On 04/30/2000, options to purchase 0 shares
were vested.    (17) The options vest in equal monthly increments over a 60
month period commencing March 1, 1997.   (18) The options vest in equal
monthly increments over a 60 month period commencing August 1, 1997.   (19)
The options vest in equal monthly increments over a 60 month period
commencing March 1, 1998.   (20) On 4/30/2000, options to purchase 41,300
shares were vested.   (21)  The options vest in equal monthly increments
over a 60 month period commencing August 1, 1995.
SIGNATURE OF REPORTING PERSON
Richard D. Reidy
DATE
05/09/2000